General Cable Corporation and Subsidiaries Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Fiscal Months Ended
	March 28, 2008	March 30, 2007
Net sales	$1,568.4	$1,009.2
Cost of sales	1,355.7	849.4
Gross profit	212.7	159.8

Selling, general and
administrative expenses	97.4	68.7
Operating income	115.3	91.1
Other income	1.4	---
Interest income (expense):
Interest expense	(15.0)	(8.9)
Interest income	2.8	3.0
Loss on extinguishment of debt	---	(25.1)
	(12.2)	(31.0)

Income before income taxes	104.5	60.1
Income tax provision	(36.1)	(22.2)
Minority interests in consolidated subsidiaries	(3.6)	---
Equity in net earnings of affiliated companies	1.1	---
Net income	65.9	37.9
Less: preferred stock dividends	(0.1)	(0.1)
Net income applicable to common shareholders	$65.8	$37.8
Earnings per share
Earnings per common share - basic	$1.28	$0.74
Weighted average common shares - basic	51.4	51.1
Earnings per common share-
assuming dilution	$1.21	$0.71
Weighted average common shares-
assuming dilution	54.5	53.1

General Cable Corporation and Subsidiaries Consolidated Statements of Operations Segment Information (in millions) (unaudited)
	Three Fiscal Months Ended
	March 28, 2008	March 30, 2007
Revenues (as reported)
North America	$540.7	$545.1
Europe and North Africa	553.3	426.0
Rest of World	474.4	38.1
Total	$1,568.4	$1,009.2

Revenues (metal adjusted)
North America	$540.7	$600.3
Europe and North Africa	553.3	465.6
Rest of World	474.4	42.0
Total	$1,568.4	$1,107.9

Metal Pounds Sold
North America	92.3	107.7
Europe and North Africa	86.9	84.5
Rest of World	98.1	5.5
Total	277.3	197.7

Operating Income
North America	$31.2	$46.8
Europe and North Africa	49.1	39.3
Rest of World	35.0	5.0
Total	$115.3	$91.1

Return on Metal Adjusted Sales
North America	5.8%	7.8%
Europe and North Africa	8.9%	8.4%
Rest of World	7.4%	11.9%
Total Company	7.4%	8.2%

Capital Expenditures
North America	$9.0	$4.1
Europe and North Africa	21.1	12.3
Rest of World	11.5	0.7
Total	$41.6	$17.1

Depreciation & Amortization
North America	$8.8	$8.2
Europe and North Africa	7.0	6.1
Rest of World	7.6	0.6
Total	$23.4	$14.9

Revenues by Major Product Lines
Electric Utility	$545.0	$385.1
Electrical Infrastructure	395.0	259.3
Construction	387.5	177.5
Communications	202.5	187.3
Rod Mill Products	38.4	---
Total	$1,568.4	$1,009.2